Exhibit 99.1

Breitling Energy Announces Cole #1 Reaches Total Depth and Begins Completion Operations

Dallas, Texas – June 1, 2015 - Breitling Energy Corporation (OTCBB:BECC) (the "Company") announces the completion phase of the Cole #1 well in northwestern Sterling County in which the Company owns a non-operated working interest. The vertical wellbore reached a total depth of approximately 8,100 feet at 3:55 A.M. on May 27. The well was logged and potential pay zones were identified in the Upper Wolfcamp, Lower Wolfcamp and the Cisco Canyon sand. Although detailed log analysis is still ongoing, over 110 feet of net pay was recognized in the Lower Wolfcamp alone, the well’s primary target zone. Production casing was run and cemented, with fracking operations to be scheduled.

Additionally, fracking operations on the Breitling Energy Hoppe #1 will commence June 3, 2015. The Hoppe is located approximately 4 miles north of the Cole #1. Fracking four target zones is expected within two days, and the well should then begin commercial production.

“The Cole #1 was an efficient drilling process. They went over a mile and a half in 16 days. The crew was excellent, with no unexpected challenges. The wellbore intersects multiple payzones and this should be a classic Permian Basin vertical well; the kind Breitling Energy specializes in and the kind that has the ability to make money at today’s oil price environment,” says Chris Faulkner, the Company’s CEO and Chairman. “We’re looking forward to fracking the Hoppe #1 next week and anticipate another successful well there also.”

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas, engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT:

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600

SOURCE Breitling Energy Corporation

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